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EXHIBIT 23.2

                          Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Independent Accountants" in the Registration Statement (Form S-3/S-11) and related prospectus of Entertainment Properties Trust for the registration $400,000,000 of common shares of beneficial interest, preferred shares of beneficial interest, warrants and debt securities and to the incorporation by reference therein of our report dated March 28, 2002, with respect to the consolidated financial statements and schedule of Entertainment Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                              Ernst & Young LLP

Kansas City, Missouri
March 1, 2004

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